EXHIBIT A

WAIVER LETTER

December 4, 2015

U.S. Bank National Association
633 West Fifth Street, 24th Floor
Los Angeles, California 90071
Attention: B. Scarbrough (Qunar Cayman Islands Limited 2015 Indenture)

Qunar Cayman Islands Limited
17th Floor, Viva Plaza, Building 18, Yard 29, Suzhou Street
Haidian District
Beijing 100080
China
Attention: Yilu Zhao

Ladies and Gentlemen:

Reference is hereby made to that certain Indenture (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time, the “Indenture”), dated as of June 17, 2015, by and between Qunar Cayman Islands Limited. (the “Company”), as the issuer of the 2% Convertible Senior Notes due 2021 under the Indenture (the “Convertible Notes”), and U.S. Bank National Association, as trustee under the Indenture. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Indenture.

Reference is hereby further made to Section 9.02 of the Indenture which provides that compliance with any provision of the Indenture or the Convertible Notes may be waived with the consent of the Holder of each outstanding Security affected. The undersigned (the “Waiving Parties”), being the holders of all of the outstanding Convertible Notes, desire to waive certain requirements set forth in the Indenture.

Each Waiving Party, in full understanding of the material facts, hereby irrevocably waives and relinquishes its right (the “Conversion Right”) under Article 10 of the Indenture (and any of the other documents or instruments referred to therein) to convert the Convertible Notes held by it from the date hereof through to and including the Maturity Date (the “Waiver Period”), and hereby irrevocably agrees that it will not exercise its Conversion Right with respect to such Convertible Notes during the Waiver Period.

This waiver letter is intended to bind any successor, permitted assign, administrator and representative. The Company and its shareholders are beneficiaries of this waiver letter with full rights of enforcement of its terms.

This waiver letter shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

The waiver set forth herein is limited precisely as written and shall not be deemed to be a waiver or modification of any other term or condition of the Indenture, the Convertible Notes, or any of the other documents or instruments referred to therein, or to prejudice any right or rights which any of the undersigned entities (or any successor, permitted assign, administrator or representative thereof) may now have or may have in the future under or in connection with the Indenture, the Convertible Notes or any of the other documents or instruments referred to therein.

Except as expressly modified hereby, the Indenture and the Convertible Notes are and shall remain in full force and effect.

GAOLING FUND, L.P.

By:	/s/ Tracy Ma
Name: Tracy Ma
Title: Authorized Signatory

Aggregate principal amount of Convertible Notes:

$163,400,000

YHG INVESTMENT, L.P.

By:	/s/ Tracy Ma
Name: Tracy Ma
Title: Authorized Signatory

Aggregate principal amount of Convertible Notes:

$6,600,000